October 13th, 2017
To the Community of Los Alamos,
LANB has been through its share of ups and downs over the course of the past three years and we understand that it has not been easy for some of our customers, employees or shareholders.

We are deeply rooted here, and the support of our customers, employees and shareholders during these tough times has been steadfast and humbling. We believe our customers and the community of Los Alamos deserve to be informed about what is happening at their bank.

Over the past several months, LANB's Board of Directors and senior executive team have been conducting a Strategic Business Review. This meant we took a hard look at our organization, from top to bottom, to analyze our expenses, how we do business and our business lines.

We discovered during this review that our cost of doing business was 30-40% higher than banks similarly situated to us. In today's competitive environment, we simply could not continue on that path. In that light, we've had to make some difficult decisions; including a recent reduction in force.

Yesterday, twenty-six valued employees, or approximately 10% of our overall workforce, were affected by this decision. Some of these employees will remain for a period of time as we transition out of various business lines that can more effectively be managed by a third-party partnership.  Others were immediately impacted.  Those impacted, and who will be impacted, receive a severance package, as well as placement assistance services so that they have available resources to ease their move as much as possible. We believe these changes in staffing were necessary, and followed changes that began earlier this year with a 25% reduction in senior management positions and reorganization of related duties.

This is not an easy message to convey, but we are intent on controlling our own destiny by regaining our competitive edge. Now, we are moving forward. Our systems have been solidified, and our capital position has been significantly improved.  With these actions now behind us, we believe we are well positioned for a bright future with a renewed focus on providing excellent and efficient service, a revived emphasis on our commitment to the community and earning the trust and loyalty of those customers and partners that have stood by us, and we hope continue to do so, for years to come.  Thank you for your continued support.
Sincerely,
John S. Gulas
Chief Executive Officer